Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sterling Bancorp of our report dated February 28, 2018, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sterling Bancorp for the year ended December 31, 2017.

/s/ Crowe LLP

Crowe LLP

New York, New York

June 29, 2018